--------                               -----------------------------
 FORM 3                                        OMB APPROVAL
--------                               -----------------------------
                                       OMB Number:       3235-0104
                                       Expires:  January 31, 2005
                                       Estimated average burden
                                       hours per response      0.5
                                       -----------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940
-----------------------------------------------------------------------------
(Print or Type Responses)
-----------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    CIBC Oppenheimer Advisers, L.L.C.
-----------------------------------------------------------------------------
    (Last) (First) (Middle)

    622 Third Avenue
-----------------------------------------------------------------------------
                   (Street)

    New York           NY                  10017
-----------------------------------------------------------------------------
    (City)           (State)              (Zip)

-----------------------------------------------------------------------------
2.  Date of Event Requiring Statement (Month/Day/Year)

    02/28/01
-----------------------------------------------------------------------------
3.  IRS Identification Number of Reporting Person, if an entity (Voluntary)


-----------------------------------------------------------------------------
4.  Issuer Name and Ticker or Trading Symbol

    Alyeska Fund, L.L.C.(no ticker symbol)
-----------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer (Check all applicable)

   [   ] Director
   [   ] 10% Owner
   [   ] Officer (give title Below)
   [ X ] Other (Specify below)
         Investment Adviser
-----------------------------------------------------------------------------

6. If Amendment, Date of Original (Month/Day/Year)


-----------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   [ x ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person
-----------------------------------------------------------------------------

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

   Limited Liability
   Company Interests (1)                  None(1)                     N/A                  N/A

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned
directly or indirectly.                                                                    (Over)

                                        (Print or Type Responses)


Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Explanation of Responses:

(1) CIBC Oppenheimer Advisers, L.L.C. is the Investment Adviser of Alyeska Fund, L.L.C.

* If the Form is filed by more than one Reporting Person, see instruction
5(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                      CIBC OPPENHEIMER ADVISERS, L.L.C.

                                      BY:  CIBC WORLD MARKETS CORP.,
                                           MANAGING MEMBER
                                      By:  /s/ Howard M. Singer         03/26/03
                                      ------------------------------    --------
                                      Name:  Howard M. Singer           Date
                                      Title: Managing Member


Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.